Exhibit 99.1

bcgi Intends to Appeal District Court Decision in Patent Litigation

Bedford, MA – September 1, 2005 – Boston Communications Group, Inc. (NASDAQ: BCGI) stated that it intends to appeal a federal court judge’s ruling today which lets stand the $128 million judgment against bcgi and the other defendants in the Freedom Wireless patent infringement lawsuit. Today the Court ruled against bcgi on two issues in the case in which bcgi sought to reduce the amount of the verdict or have the court rule that the patents asserted against bcgi are not enforceable. The disputed patents concern technology developed by bcgi that enables prepaid wireless service for nearly four million people – many of whom otherwise would not be qualified for wireless service because of their credit ratings.

Today’s judgment by U.S. District Court Judge Edward Harrington leaves standing a $128 million verdict against bcgi and a number of its current or former carrier customers (Cingular Wireless LLC, AT&T Wireless Services, CMT Partners and Western Wireless Corp.) rendered by a jury on May 20, 2005. Today’s rulings also included the Court’s denial of the Company’s motion urging the Court to reduce the amount of damages the jury awarded, or to grant a new trial on damages based on newly discovered evidence. The size of the judgment is more than bcgi’s total current assets, and more than all of the revenue bcgi has ever received from providing the alleged infringing services to the defendant carriers in the case.

“We are disappointed by the judge’s decisions to allow the verdict to stand and not to reduce the damages,” said E.Y. Snowden, President and CEO of bcgi. “Our fight is far from over, and we look forward to bringing our appeal to the U.S. Court of Appeals for the Federal Circuit, which has nationwide jurisdiction over patent issues and is especially skilled at reviewing complex patent cases. We do not believe that we infringed Freedom Wireless’ patents or that $128 million bears any relationship to a reasonable royalty that bcgi would have paid for a license to the patent rights. We hope the decision on appeal will be favorable, and we will continue to vigorously defend our technology.”

While the appeal is pending, bcgi will be required to provide adequate security, via an appeal bond or otherwise. Cingular, bcgi’s customer and largest co-defendant, has contractually agreed to provide security toward the amount of any appeal bond that is in excess of $41 million and for which bcgi and Cingular are jointly liable. Under that agreement, announced on July 27, 2005, bcgi has placed $41 million in escrow to be used for security, and in exchange, Cingular has agreed to provide sufficient additional funds to stay the execution of the judgment. This agreement is expected to allow bcgi to proceed with an appeal without forcing the Company to seek protection in bankruptcy while the appeal is pending but does not alter bcgi’s obligation to indemnify Cingular. The agreement specifies that Cingular is required to post a bond only for the portion of the judgment exceeding $41 million that is for joint infringement. If the Court enhances the damages against bcgi for willfulness, Cingular would not be liable for such enhanced damages and therefore that amount would not be secured by Cingular.

The plaintiff is also expected to file additional motions, which may include a request for an injunction and a request to enhance damages, including treble damages, pre-judgment interest and post verdict damages. The Company intends to contest these motions.

The Company intends to appeal. The appeal will be heard by the U.S. Court of Appeals for the Federal Circuit in Washington D.C. and could last twelve to eighteen months, or longer.

As of June 30, 2005, based on managements’ assessment of the potential outcomes of the case and in accordance with FAS 5 and FIN 14, the Company accrued an estimated loss of $24.0 million with respect to the Freedom Wireless verdict, excluding additional legal charges, which are expensed as incurred. The Company will reassess the adequacy of this accrual in conjunction with its third quarter financial results that it expects to release in October 2005.

About Boston Communications Group, Inc.

Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the Russell 2000 index. For more information, visit www.bcgi.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s expectations that the Company will appeal the judgment and vigorously contend an injunction, avoid exposure to bankruptcy while the appeal is pending, the Company’s prospects to obtain a favorable verdict on appeal and the timing of the appeals process. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include the Company seeking protection under Chapter 11 of the Bankruptcy Code, additional costs to defend additional lawsuits and the anticipated appeal, enhanced damages awarded by the court, including treble damages which would not be secured under the security agreement with Cingular, the inability of the Company to attract and retain both existing and prospective customers and employees, the Company being unable to provide the real-time prepaid wireless service bureau as currently offered in the United States, restrictions, including an injunction, placed upon the Company by the Court as a result of the Freedom Wireless judgment, the inability of the Company to negotiate a reasonable license from Freedom Wireless, the inability of the Company to post a bond, the ability to market and sell new solutions to wireless operators, the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers including Nextel Communications, Verizon Wireless, and Cingular Wireless which represented 37%, 22% and 16%, respectively, of the Company’s consolidated revenues for the three months ended June 30, 2005, as well as the other factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended June 30, 2005 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

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